Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Strong Second Quarter Earnings

– Results Reflect Record Second Quarter Gross Margin Rate Performance for the Company and Strong Sales Momentum at the Ann Taylor Brand –

– Board Approves Expansion of Share Repurchase Authorization to $400 Million –

New York, NY, August 20, 2010 – Ann Taylor Stores Corporation (NYSE: ANN) today reported results for the fiscal second quarter ended July 31, 2010, and commented on its outlook for the third quarter and fiscal year 2010.

For the second quarter of 2010, the Company reported earnings per diluted share of $0.32, excluding after-tax restructuring charges totaling approximately $0.01 per share, compared with earnings per diluted share of $0.06 in the second quarter of 2009, excluding after-tax restructuring charges totaling $0.38 per share. On a GAAP basis, including the aforementioned restructuring charges, earnings per diluted share were $0.31 in the second quarter of 2010, compared with a loss per diluted share of ($0.32) in the second quarter of 2009.

Kay Krill, President and Chief Executive Officer, commented, “The Company generated substantially stronger earnings for the second quarter, including a more than fivefold increase in operating profit, excluding restructuring charges, when compared with the second quarter of 2009. Significantly higher sales and gross margin rate at the Ann Taylor brand drove the increase.

“Specifically, the Ann Taylor brand delivered an excellent quarter as momentum continued to build since the brand’s evolution began in Fall 2009. Comparable sales at the brand of more than 15% — including approximately 20% at Ann Taylor stores — underscore the strong client response to our product and the positive impact of our marketing initiatives. The brand continues to perform extremely well as we enter the third quarter. At the LOFT brand, results were mixed, reflecting some sales softness in the stores channel related to select product categories. LOFT’s e-commerce and outlet channels, however, delivered very strong top-line performance, and all channels at the brand delivered solid gross margin results. Importantly, both Ann Taylor and LOFT have entered the third quarter with clean inventories at levels that, we believe, position the Company for profitable top-line growth.”

In commenting on the Company’s financial strength, Ms. Krill noted that the Company ended the fiscal second quarter with cash on hand of more than $260 million, approximately double the cash excluding the revolver, that it had at the same period last year. The Company has no bank debt. “We remain firmly committed to using our strong balance sheet and free cash flow to further enhance shareholder value and, as such, I am pleased to report that our Board has voted to expand our existing share repurchase authorization to $400 million, resulting in nearly $260 million currently available under the authorization to repurchase our shares,” she said.

Fiscal 2010 Second Quarter Results

Total net sales for the second quarter of fiscal 2010 were $483.5 million, compared with net sales of $470.2 million in the second quarter of fiscal 2009. By brand, net sales across all channels of the Ann Taylor brand totaled $207.2 million in the second quarter of 2010, compared with net sales of $191.8 million in the second quarter of 2009. At the LOFT brand, net sales across all channels were $276.2 million in the second quarter of 2010, compared with net sales of $278.4 million in the second quarter of 2009.

Total Company comparable sales for the quarter increased 6.1%, versus a decline of 22.4% in the prior year. At Ann Taylor, total brand comparable sales increased 15.2%, reflecting increases of 19.6% at Ann Taylor stores, 28.5% in the Ann Taylor e-commerce channel and 6.3% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were flat, reflecting a decrease of 3.1% at LOFT stores that was offset by an increase of 54.6% in the LOFT e-commerce channel and a 13.2% increase in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 55.0%, reflecting a 260 basis point improvement over the 52.4% gross margin rate achieved in the second quarter of 2009. This record second quarter gross margin rate performance was primarily driven by improved product offerings and higher full-price selling at the Ann Taylor brand, effective marketing initiatives and the success of the Company’s strategy to appropriately position inventory levels.

Selling, general and administrative expenses for the second quarter of 2010 were $235.4 million, versus $240.2 million in the second quarter of 2009, primarily reflecting payroll, benefits and tenancy-related savings associated with the Company’s restructuring program and continued stringent expense management, partially offset by incremental marketing investment versus the second quarter of 2009.

During the quarter, the Company recorded pre-tax restructuring charges of $0.8 million associated with its previously announced strategic restructuring program, compared with $31.1 million in the second quarter of 2009. On an after-tax basis, second quarter 2010 restructuring charges totaled $0.5 million, or approximately $0.01 per diluted share, compared with $21.6 million, or $0.38 per diluted share, in the second quarter of 2009.

Excluding restructuring charges, the Company reported operating income of $30.7 million for the quarter, compared with operating income of $6.0 million in the second quarter of 2009. On the same basis, the Company reported net income in the quarter of $19.1 million, or $0.32 per diluted share, compared with net income of $3.6 million, or $0.06 per diluted share, in the second quarter of 2009.

On a GAAP basis, the Company reported operating income of $29.9 million in the second quarter of 2010, compared with an operating loss of ($25.2) million in the second quarter of 2009. On the same basis, the Company reported net income of $18.6 million, or $0.31 per diluted share, in the second quarter of 2010, compared with a net loss of ($18.0) million, or ($0.32) per diluted share, in the second quarter of 2009.

The Company closed the quarter with approximately $263 million in cash and cash equivalents.

Total inventory per square foot, excluding e-commerce, at the end of the second quarter increased 8.3% versus year-ago, reflecting a 25.2% increase at Ann Taylor stores and a 1.9% increase at LOFT stores, while our factory/outlet channel was essentially flat. The increase at Ann Taylor stores reflects earlier receipt of the full complement of the brand’s seasonal core wardrobe essentials versus last year, without which, inventory per square foot at Ann Taylor stores would have increased approximately 10%.

During the second quarter of 2010, the Ann Taylor brand closed four Ann Taylor stores and converted one Ann Taylor store to a LOFT store. At the LOFT brand, the Company closed five LOFT stores. The Company did not open any new stores during the quarter. The total store count at the end of the second quarter was 894, comprised of 278 Ann Taylor stores, 92 Ann Taylor Factory stores, 506 LOFT stores, and 18 LOFT Outlet stores. The Company updated expectations related to the store closure component of its previously announced strategic restructuring program. Under the program, the Company now expects to close approximately 56 stores in fiscal 2010, bringing the total closures associated with the three-year program to approximately 158. Of these, approximately half are expected to be Ann Taylor stores and half are expected to be LOFT stores.

First-Half Fiscal 2010 Results

Net sales for the first six months of fiscal 2010 were $959.7 million, compared with net sales of $897 million in the first half of fiscal 2009. By brand, net sales across all channels of the Ann Taylor brand were $405.6 million in the first half of 2010, compared with net sales of $370.1 million in the first half of 2009. At the LOFT brand, net sales across all channels were $554.1 million in the first half of 2010, compared with net sales of $526.9 million in the first half of 2009.

Total Company comparable sales for the first half of 2010 increased 9.9%, versus a decline of 26.3% in the prior year. At Ann Taylor, total brand comparable sales increased 15.8%, including increases of 17.3% at Ann Taylor stores, 39.8% in the Ann Taylor e-commerce channel and 8.3% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased by 5.9%, including an increase of 2.7% at LOFT stores, an increase of 57.5% in the LOFT e-commerce channel and a 17.8% increase in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 57.2%, reflecting a 330 basis point improvement over the 53.9% gross margin rate achieved in the first half of 2009. Selling, general and administrative expenses for the first half of 2010 were $479.2 million, versus $478.8 million in the first half of 2009, primarily reflecting higher marketing and performance-based compensation costs and an increase in variable costs related to higher sales, partially offset by restructuring program savings.

During the first six months of 2010, the Company recorded pre-tax restructuring charges totaling $1.1 million, compared with $32.1 million in the first six months of 2009. On an after- tax basis, restructuring charges totaled $0.7 million, or $0.01 per diluted share, in the first six months of 2010, compared with restructuring charges of $22.4 million, or $0.40 per diluted share, in the first six months of 2009.

Excluding restructuring charges, the Company reported operating income of $69.7 million for the first half of 2010, compared with operating income of $4.2 million in the first half of 2009. On the same basis, the Company reported net income in the first half of 2010 of $41.9 million, or $0.70 per diluted share, compared with net income of $2.1 million, or $0.04 per diluted share, in the first half of 2009.

On a GAAP basis, the Company reported operating income of $68.6 million in the first half of 2010, compared with an operating loss of ($27.9) million in the first half of 2009. On the same basis, the Company reported net income of $41.2 million, or $0.69 per diluted share, in the first half of 2010, compared with a net loss of ($20.3) million, or ($0.36) per diluted share, in the first half of 2009.

Outlook for Fiscal Third-Quarter and Full-Year 2010 Update

For the fiscal third quarter of 2010, the Company expects total net sales to approach $495 million, reflecting mid- to high-single digit comparable sales performance at the Company, including a strong double-digit comparable sales increase at the Ann Taylor brand and a low single-digit comparable sales increase at the LOFT brand. Gross margin rate performance is expected to be slightly better than 56%. Selling, general and administrative expenses are estimated to be $245 million, including approximately $5 million in incremental marketing investment versus last year. In terms of the full year, the Company updated its outlook as follows:

•	The Company currently expects fiscal 2010 total net sales to approach $1.95 billion. In addition, the Company anticipates positive comparable sales at both brands.

•	Gross margin rate performance is expected to be approximately 100 basis points better than the 54.4% rate achieved in fiscal 2009.

•

Selling, general and administrative expenses for fiscal 2010 are expected to be essentially flat with the $967 million reported in fiscal 2009, despite an anticipated increase of approximately $120 million in net sales and incremental marketing spend of $15-$20 million for fiscal 2010, reflecting the benefits of the Company’s strategic restructuring program and our ongoing efforts to reduce expenses.

•	A full-year 2010 effective tax rate of approximately 40%.

•	Incremental restructuring savings for the year are expected to total approximately $20 million and one-time restructuring costs are estimated to be in the range of $2-$12 million.

•

Total weighted average square footage is expected to decline approximately 3% by year-end, reflecting the impact of approximately 56 store closures in fiscal 2010 under the Company’s previously announced restructuring program. This is partially offset by the opening of approximately 30 stores to support the continued growth of the LOFT brand.

•	Capital expenditures are expected to be approximately $70 million.

•	A continued focus on maintaining a healthy balance sheet including a disciplined approach to inventory management throughout the fiscal year; and,

•	The Company intends to repurchase shares under the balance of its $400 million share repurchase authorization.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to accurately predict client fashion preferences and trends and provide merchandise that satisfies client demands in a timely manner;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels and merchandise mix;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to optimize its store portfolio and effectively manage the profitability of its existing stores;

•

the Company’s reliance on independent foreign sources of production, including financial or political instability, supplier inability to obtain adequate access to liquidity to finance their operations, the decision by suppliers to curtail or cease operations, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and increases in the costs of raw materials and freight;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	the Company’s dependence on its Louisville distribution facility and third-party transportation companies;

•	the performance and operations of the Company’s websites;

•	general economic conditions and the recent financial crisis, including the resultant downturn in the retail industry, and their effects on the Company’s liquidity and capital resources;

•	continuation of lowered levels of consumer spending and consumer confidence, changes in levels of store traffic and higher levels of unemployment resulting from the worldwide economic downturn;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

continued volatility and deterioration of the financial markets, including further tightening of the credit environment, fluctuations in interest rates and exchange rates or restrictions on the transfer of funds;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints;

•	acts of war or terrorism in the United States or worldwide;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to achieve the results of its restructuring program, including changes in management’s assumptions and projections concerning costs and timing;

•	the Company’s ability to realize deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the bankruptcy or significant deterioration of the Company’s major national landlords.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 894 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of July 31, 2010, as well as online at AnnTaylor.com and LOFTonline.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Pirro	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 3598	212-541-3300 ext. 2199

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months Ended July 31, 2010 and August 1, 2009

(unaudited)

Table 1.

	Quarters Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Net sales	$483,472	$470,229	$959,653	$896,976
Cost of sales	217,398	224,056	410,688	413,945

Gross margin	266,074	246,173	548,965	483,031
Selling, general and administrative expenses	235,421	240,208	479,220	478,819
Restructuring charges	758	31,128	1,143	32,092

Operating income/(loss)	29,895	(25,163)	68,602	(27,880)
Interest income	111	291	337	564
Interest expense	480	1,031	885	1,810

Income/(loss) before income taxes	29,526	(25,903)	68,054	(29,126)
Income tax provision/(benefit)	10,914	(7,899)	26,826	(8,808)

Net income/(loss)	$18,612	$(18,004)	$41,228	$(20,318)

Earnings per share:
Basic earnings/(loss) per share	$0.32	$(0.32)	$0.70	$(0.36)

Weighted average shares outstanding	58,017	56,775	57,711	56,662

Diluted earnings/(loss) per share	$0.31	$(0.32)	$0.69	$(0.36)

Weighted average shares outstanding assuming dilution	58,813	56,775	58,602	56,662

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

July 31, 2010, January 30, 2010 and August 1, 2009

(unaudited)

Table 2.

	July 31,	January 30,	August 1,
	2010	2010	2009
Assets	(in thousands)
Current assets
Cash and cash equivalents	$262,642	$204,491	$203,986
Short-term investments	—	5,655	5,692
Accounts receivable	26,373	19,267	21,787
Merchandise inventories	181,132	169,141	169,857
Refundable income taxes	25,284	24,929	1,602
Deferred income taxes	28,183	35,799	18,279
Prepaid expenses and other current assets	48,163	45,613	61,249

Total current assets	571,777	504,895	482,452
Property and equipment, net	336,598	365,934	428,835
Deferred financing costs, net	822	973	1,124
Deferred income taxes	30,415	23,683	57,013
Other assets	8,170	6,656	7,197

Total assets	$947,782	$902,141	$976,621

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$93,375	$76,969	$64,995
Credit facility	—	—	75,000
Accrued salaries and bonus	25,372	32,168	35,702
Accrued tenancy	45,432	44,878	44,316
Gift certificates and merchandise credits redeemable	37,697	47,555	36,417
Accrued expenses and other current liabilities	66,427	73,804	89,484

Total current liabilities	268,303	275,374	345,914
Deferred lease costs	166,088	183,917	204,050
Deferred income taxes	1,455	1,584	1,572
Other liabilities	40,379	24,080	21,343

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,554,516, 82,476,328 and 82,476,328 shares issued, respectively	561	561	561
Additional paid-in capital	788,624	777,786	768,083
Retained earnings	455,522	414,294	412,184
Accumulated other comprehensive loss	(3,999)	(4,158)	(6,964)
Treasury stock, 23,509,820, 23,701,800 and 23,743,659 shares respectively, at cost	(769,151)	(771,297)	(770,122)

Total stockholders’ equity	471,557	417,186	403,742

Total liabilities and stockholders’ equity	$947,782	$902,141	$976,621

ANNTAYLOR STORES CORPORATION

Brand Sales and Store Data

For the Quarters and Six Months Ended July 31, 2010 and August 1, 2009

(unaudited)

Table 3.

	Quarters Ended
Sales and Comparable Sales	July 31, 2010		August 1, 2009
	Sales	Comp (1)	Sales	Comp (1)
	($ in thousands)
Ann Taylor
Ann Taylor Stores	$118,241	19.6%	$109,990	(38.0)%
Ann Taylor e-commerce	17,433	28.5%	13,957	(22.3)%

Subtotal	135,674	20.6%	123,947	(36.7)%
Ann Taylor Factory	71,563	6.3%	67,846	(13.0)%

Total Ann Taylor Brand	$207,237	15.2%	$191,793	(30.4)%

LOFT
LOFT Stores	$242,927	(3.1)%	$251,945	(15.4)%
LOFT e-commerce	18,401	54.6%	12,170	(18.7)%

Subtotal	261,328	(0.6)%	264,115	(15.6)%
LOFT Outlet	14,907	13.2%	14,321	—%

Total LOFT Brand	$276,235	—%	$278,436	(15.6)%

Total Company	$483,472	6.1%	$470,229	(22.4)%

	Six Months Ended
Sales and Comparable Sales	July 31, 2010		August 1, 2009
	Sales	Comp (1)	Sales	Comp (1)
	($ in thousands)
Ann Taylor
Ann Taylor Stores	$233,506	17.3%	$218,161	(40.4)%
Ann Taylor e-commerce	38,304	39.8%	28,095	(24.8)%

Subtotal	271,810	19.9%	246,256	(39.1)%
Ann Taylor Factory	133,790	8.3%	123,829	(18.5)%

Total Ann Taylor Brand	$405,600	15.8%	$370,085	(34.0)%

LOFT
LOFT Stores	$486,004	2.7%	$476,265	(19.8)%
LOFT e-commerce	39,916	57.5%	25,884	(16.6)%

Subtotal	525,920	5.4%	502,149	(19.6)%
LOFT Outlet	28,133	17.8%	24,742	—%

Total LOFT Brand	$554,053	5.9%	$526,891	(19.6)%

Total Company	$959,653	9.9%	$896,976	(26.3)%

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of more than 15% is treated as a new store for the first year following its reopening.

Table 3. (Continued)

	Quarters Ended
Stores and Square Feet	July 31, 2010		August 1, 2009
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor
Ann Taylor Stores	278	1,513	315	1,700
Ann Taylor Factory	92	668	92	668

Total Ann Taylor Brand	370	2,181	407	2,368

LOFT
LOFT Stores	506	2,961	508	2,995
LOFT Outlet	18	123	18	123

Total LOFT Brand	524	3,084	526	3,118

Total Company	894	5,265	933	5,486

Number Of:
Stores open at beginning of period	903	5,324	939	5,515
New stores	—	—	4	25
Expanded/downsized stores (2)	—	(1)	—	—
Closed stores	(9)	(58)	(10)	(54)

Stores open at end of period	894	5,265	933	5,486

Converted stores (3)	1	—	—	—

	Six Months Ended
Stores and Square Feet	July 31, 2010		August 1, 2009
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number Of:
Stores open at beginning of period	907	5,348	935	5,492
New stores	—	—	13	77
Expanded/downsized stores (4)	—	(5)	—	—
Closed stores	(13)	(78)	(15)	(83)

Stores open at end of period	894	5,265	933	5,486

Converted stores (5)	6	—	—	—

(2)	During the quarter ended July 31, 2010, the Company downsized one Ann Taylor store and one LOFT store.
(3)	During the quarter ended July 31, 2010, the Company converted one Ann Taylor store to a LOFT store.
(4)	During the six months ended July 31, 2010, the Company downsized 3 Ann Taylor stores and one LOFT store. During the six months ended August 1, 2009, the Company downsized 1 Ann Taylor store.
(5)	During the six months ended July 31, 2010, the Company converted six Ann Taylor stores to LOFT stores.